Exhibit 99.3

FOR IMMEDIATE RELEASE

Iron Mountain Announces Conditional Redemption of All of Its

6.000% Senior Notes due 2020

Boston — September 6, 2017 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management company (the “Company”), today announced it has conditionally called for redemption all of the outstanding $1 billion aggregate principal amount of the Company’s 6.000% Senior Notes due 2020 (the “Notes due 2020”) in accordance with the indenture governing the Notes due 2020. The redemption of the Notes due 2020 is conditioned upon completion of the offering of the Company’s 4.875% Notes due 2027 (the “New Notes”) priced earlier today (the “Redemption Condition”).

The redemption date for the Notes due 2020 provided in the notice of redemption is September 18, 2017 (the “Redemption Date”), provided that the Redemption Date for the Notes due in 2020 may be extended by the Company pending satisfaction of the Redemption Condition. Assuming the Redemption Date is September 18, 2017, the Notes due in 2020 will be redeemed at a redemption price of $1,031.55 for each $1,000.00 principal amount of Notes redeemed, reflecting a make-whole premium calculated in accordance with the terms of the indenture governing the Notes due 2020 (the “Make-Whole Price”), plus accrued and unpaid interest to, but excluding, the Redemption Date. If the Redemption Date is delayed pending satisfaction of the Redemption Condition, the Make-Whole Price will change.  If the Redemption Condition is satisfied, the redemption of the Notes due in 2020 will be funded by the proceeds of the offering of the New Notes and borrowings under the Company’s revolving credit facility. If the Redemption Condition is not satisfied, the Notes due 2020 will not be redeemed and will remain outstanding.

This announcement does not constitute a notice of redemption for the Notes due 2020. The formal notice of redemption is being provided separately in accordance with the terms of the indenture governing the Notes due 2020.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is the global leader for storage and information management services. Trusted by more than 230,000 organizations around the world, Iron Mountain boasts a real estate network of more than 85 million square feet across more than 1,400 facilities in 52 countries dedicated to protecting and preserving what matters most for its customers. Iron Mountain’s solutions portfolio includes records management, data management, document management, data centers, art storage and logistics, and secure shredding to help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including critical business documents, electronic information, medical data and cultural and historical artifacts. Visit www.ironmountain.com for more information.

Investor Relations Contacts:
Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404